UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2014

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CAREVIEW COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54090	95-4659068
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 State Highway 121, Suite B-240, Lewisville, TX 75067

 (Address of principal executive offices and Zip Code)

(972) 943-6050

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

Information called for by this item is contained in Item 5.02 below, which item is incorporated herein by reference.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Election of Additional Directors

Effective April 1, 2014, Steven B. Epstein and Dr. James R. Higgins were elected to the Company’s Board of Directors. Upon their election, the Company issued Mr. Epstein and Dr. Higgins a non-qualified stock option (the "Option") for the purchase of 500,000 and 150,000 shares, respectively, of the Company's Common Stock. The ten-year Options vest annually over a three-year period and have an exercise price set at the closing price of the Company's Common Stock on the date of grant (or $0.68 per share).

Mr. Epstein's business experience follows:

Steven B. Epstein founded Epstein Becker & Green, P.C. in 1973. Since then his firm has grown to approximately 250 lawyers in 10 cities and is generally recognized as one of the leading law firms in health care law, with over 100 attorneys dedicated to that specialty. In 2012, Chambers & Partners honored Epstein Becker Green with the Chambers USA Award for Excellence in the health care category, recognizing the firm's preeminence in that practice area and outstanding work, impressive strategic growth and excellence in client service. Chambers USA has ranked Mr. Epstein among the "Leaders in Their Field" in the Healthcare category (2009 to 2013) and has referred to him as the "father of the healthcare [legal] industry." As the senior health partner in the firm, Mr. Epstein provides a wide range of health care organizational and providers with strategic legal guidance responding to the legal challenges and opportunities of the rapidly changing American health care system. In this connection, Mr. Epstein currently sits on the Boards of a number of health care companies. Epstein Becker Green supports clients throughout the country in 25 different areas of health practice, ranging from health policy to strategic partnering to complex compliance issues.

Mr. Epstein, a graduate of the Columbia Law School, currently serves as chairman of the Columbia Law School Board of Visitors. He received Columbia University's Distinguished Alumni Award at Columbia University's 2007 graduation ceremonies. He received Columbia Law School's Medal for Excellence, Columbia Law School's most prestigious award, in 2009. Mr. Epstein graduated from Tufts University in 1965. Following graduation from Columbia, Mr. Epstein joined the Wall Street law firm of Barrett Knapp Smith & Shapiro. He has served as a legal consultant to the Health Maintenance Organization Service, Health Services and Mental Health Administration, U.S. Department of Health, Education and Welfare.

Mr. Epstein serves on the Board of Directors for Street Law, Inc., a non-profit organization. He also serves on the Board of Directors for the following for profit companies: Accretive (Accumen), Catamaran Corporation [NASDAQ: CTRX], Discovery Health (and Subsidiary Corporations [JSE: DSY], Heights Cross Communications, MedExpress (a General Atlantic Company), National Compliance Solutions, Inc., OrthoSensor, Inc., ResCare (an Onex Company), Restorix Health (a Sverica Company) and Solis Women's Health (a Marwit Company).

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Dr. Higgins' business experience follows:

For the past 37 years, James R. Higgins, MD of Tulsa, Oklahoma, has specialized in clinical cardiac electrophysiology, cardiovascular disease, interventional cardiology and internal medicine. Dr. Higgins received his B.S. in Electrical Engineering from South Dakota State University (summa cum laude) and graduated with high honors from University of Rochester School of Medicine and Dentistry. He currently serves as Associate Clinical Professor of Medicine at the University of Oklahoma School of Medicine in Oklahoma City, Oklahoma since 1986 and as Clinical Professor of Medicine at Tulsa Medical College in Tulsa, Oklahoma since 1991. Dr. Higgins is licensed to practice medicine in Missouri, California, Texas and Oklahoma.

Currently, and for the past ten years, the above-mentioned directors have not been involved in any legal proceeding concerning (i) any bankruptcy petition filed by or against any business of which he was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) being subject to any order, judgment or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction permanently or temporarily enjoining, barring, suspending or otherwise limiting involvement in any type of business, securities or banking activity; or (iv) being found by a court, the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law (and the judgment has not been reversed, suspended or vacated).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 7, 2014	CAREVIEW COMMUNICATIONS, INC.

	By:	/s/ Steven G. Johnson
	Name:	Steven G. Johnson
	Title:	Chief Executive Officer

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